LINCOLN GOLD
Corporation
325 Tahoe Drive
Carson City, NV 89703
Telephone: 775-885-7301

Mr. Larry L. McIntosh	September 28, 2004
P.O. Box 1388
Gardnerville, NV 89410

RE:	Letter Agreement – Lease w/ Option to Purchase
Jenny Hill Property, Mineral & Nye Counties, NV

Dear Mr. McIntosh,

Pursuant to our recent discussions on September 15, 2004 relating to the above captioned property, Lincoln Gold Corporation (LGC) wishes to make the following proposal for your consideration.

TYPE OF AGREEMENT:	Mining Lease with Option to Purchase (Agreement)

PROPERTY OWNER:	Larry L. McIntosh and Susan K. McIntosh (Owner) P.O. Box 1388 Gardnerville, NV 89410

PROPERTY:

All of that mineral interest of Owner located in Sections 24, 25, 26, 35 and 36, T12N, R33E and Sections 19 and 30, T12, R34E, Mt. Diablo Base and Meridian, Mineral County, Nevada including, but not limited to thirty-six (36) unpatented lode mining claims known as Black Hills #1 through Black Hills #36 (Exhibit A), and,

All of that mineral interest of Owner located in Sections 17 and 18, T12N, R34E, Mt. Diablo Base and Meridian, Mineral and Nye Counties, Nevada including, but not limited to eighteen (18) unpatented lode mining claims known as Jenny #1 through Jenny #18 (Exhibit A), and,

Any additional mineral interest that is contiguous or within one (1) mile of the aforementioned mining claims that is acquired or controlled by Owner upon execution of the Agreement (New Claims).

AREA OF INTEREST:
An Area of Interest (AOI) shall consist of all lands lying within the perimeter of the map shown in Exhibit B. The Owner shall be eligible to receive production royalty payments from all production within the AOI. LGC and Owner agree that the AOI perimeter is fixed and shall not expand beyond that shown in Exhibit B.

TERM :	The Option to Purchase may be exercised by the SEVENTH ANNIVERSARY of the Effective Date of the Agreement.

PURCHASE OPTION:
LGC shall have the exclusive and unlimited Option to Purchase Owner's entire interest (100%) in the Property for the total sum of
ONE MILLION FIVE HUNDRED THOUSAND US DOLLARS (US$1,500,000.00). The Option may be exercised at the discretion of LGC on or before the Seventh Anniversary of the Effective Date of the Agreement.

PRODUCTION ROYALTY	Upon commencement of mineral production and continuing thereafter, LGC shall pay to Owner a Production Royalty equal to
TWO PERCENT (2%) of Net Smelter Returns (NSR) for all  locatable ores and minerals mined or otherwise removed from the  Property. The definition of Net Smelter Returns shall be agreed to  by LGC and Owner in the final Agreement document.

RIGHT OF FIRST REFUSAL:	Should Owner offer to sell all or any portion of the Production Royalty (NSR), LGC shall have the Right of First Refusal to buy that interest.

ADVANCEP ROYALTY PAYMENTS	All Advance Royalty Payments paid to Owner may be credited by LGC towards the Purchase Option.

• Upon Signing of Binding Letter Agreement	US$	7,000	(non-refundable)
• Upon Execution of Agreement by Nov. 15, 2004		13,000
• 1st Anniversary of Effective Date		25,000
• 2nd Anniversary of Effective Date		30,000
• 3rd Anniversary of Effective Date		60,000
• 4th Anniversary of Effective Date		70,000
• 5th Anniversary of Effective Date		80,000
• 6th Anniversary of Effective Date		90,000
• 7th Anniversary of Effective Date – Purchase		$1,125,000
	US$	1,500,000

WORK REQUIREMENT:

As additional consideration for the Agreement and the exclusive right to conduct exploration on the Property, LGC shall expend the following amounts on or for the direct benefit of the Property. LGC may elect to credit excess expenditures to future years' work requirements. Payments to Owner and annual claim maintenance fees shall not be a credit towards the Work Requirement.

• Year 1 • Year 2 and thereafter	US$ 50,000 US$100,000

CONSULTING WORK:
At its sole discretion, LGC may elect to employ Owner as a Consulting Geologist to work on the Property at a pay rate of THREE HUNDRED AND FIFTY US DOLLARS (US$350) per day. Owner shall maintain his own insurance and hold LGC harmless in the event of personal injury.

ATTORNEY FEES:
Regarding the drafting of the final Agreement, LGC agrees to pay one-half (50%) of reasonable and customary Attorney fees and Owner shall pay the remaining one-half (50%). It is LGC's understanding that Tom Irwin, Reno Attorney, will draft the Agreement.

MAINTENANCE FEES:
LGC agrees to pay all annual Federal and County claim maintenance fees in a timely manner to keep all claims in good standing. Should LGC terminate the property after June 1 of any year, LGC shall be obligated to pay all Federal and County claim maintenance fees due by September 1 of that year.

ASSIGNMENT:	The rights of either party may be freely assigned, in whole or in part, upon written notice to the other party.

TERMINATION:

LGC may surrender all or any potion of the Property to Owner at any time and terminate the Agreement in full upon written notice.In the event of termination, Owner shall retain all payments and royalties paid pursuant to the Agreement as consideration for LGC's possession of the Property.

Upon termination, Owner shall be entitled to copies of all non-interpretative data developed by LGC on the Property, including, but not limited to, drill logs, metallurgical reports, assay reports, geophysical, geochemical, geologic and engineering maps and data.

RECLAMATION:	LGC shall hold Owner harmless from any required land reclamation that is attributable to the activities of LGC.

These are the basic terms and conditions that LGC proposes for inclusion in the Mining Lease with Option to Purchase. Additional terms and conditions standard to agreements of this nature will be added as appropriate. Should Owner accept the terms in this Letter Agreement, please execute both copies of this letter and return one (1) copy to me at the above letterhead address. Promptly after your execution of this letter, a check for US$7000.00 shall be mailed to you and the Letter Agreement shall become binding on both parties. Owner shall then retain Tom Irwin, Attorney, to draft the final Mining Lease with Option to Purchase Agreement with execution planned for Monday, November 15, 2004. In the meantime, please feel free to call me at 885-7301 should you have any questions.

Sincerely,	The above terms and conditions are accepted:
LINCOLN GOLD CORP.	OWNER

___________________________	_______________________________________
Jeffrey L. Wilson, V.P. - Exploration	Larry L. McIntosh

DATE: _________________________________